Exhibit 99.1
OpenText Appoints Kristen Ludgate to Board of Directors
Waterloo, ON, June 26, 2025 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX), today announced the appointment of Kristen Ludgate to its board of directors. Ms. Ludgate is a seasoned executive and strategic advisor on global workforce and human resource strategies. Most recently, Ms. Ludgate served as Chief People Officer at HP Inc., a global publicly traded technology company with a broad product and services portfolio. At HP, Ms. Ludgate helped HP through significant transformation, deploying future-of-work strategies, strengthening leadership development, evolving culture, and implementing talent management and skills platforms.
“I am very pleased to welcome Kristen to the OpenText Board,” said Tom Jenkins, Chair of the Board of Directors. “She is a seasoned technology executive with extensive expertise in overseeing people, culture, workforces, and human resources strategies, functions, and programs. Kristen’s appointment reflects the Board’s ongoing commitment to board refreshment, which has seen five new directors with diverse skillsets added in the past five years. Her extensive expertise in executive compensation will further bolster the Board’s compensation governance standards, in line with shareholder expectations.”
Prior to joining HP, Ms. Ludgate spent more than 15 years at 3M Company, with her most recent role as Executive Vice President and Chief Human Resources Officer, where she led People & Culture as a key strategic priority. She held multiple legal and executive roles at 3M, leading global teams in legal, compliance, human resources, and communications.
Ms. Ludgate has a bachelor's degree from Bowdoin College and a J.D. from University of Minnesota Law School. Ms. Ludgate currently serves on the Board of Directors of Associated Bank, a publicly-traded bank, and is a member of their Compensation and Benefits and Corporate Governance and Social Responsibilities committees.
About OpenText
OpenText is the leading Information Management software and services company in the world. We help organizations solve complex global problems with a comprehensive suite of Business Clouds, Business AI, and Business Technology. For more information about OpenText (NASDAQ/TSX: OTEX), please visit us at https://www.opentext.com.
For more information, please contact:
Greg Secord
Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com
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